Exhibit 99.1

Eric Green Appointed Chief Executive Officer of West Pharmaceutical Services

Exton, PA - April 15, 2015 - West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced that Eric M. Green has been appointed the company’s Chief Executive Officer, succeeding Donald E. Morel, Jr., Ph.D., current Chairman and CEO. Eric Green will join West and take on his new responsibilities on April 24, 2015.
Dr. Morel will serve as West’s Chairman following Eric Green’s appointment, until July 1, 2015, when he plans to formally retire.
Eric Green joins West from Sigma-Aldrich Corporation, where he has served as Executive Vice President and President of the company’s Research Markets business unit since 2013. In this role, Mr. Green served as a corporate officer and member of the senior executive team, with responsibility for managing a $1.4 billion business unit-the largest at the company.1
“I am excited and honored to lead such a well-respected and successful company. I am impressed with West’s track record for delivering both innovative packaging and integrated delivery solutions that play such a critical role in delivering injectable medicines for patients across the globe. I intend to build on the strategy the current management team has established, and partner with the Board to ensure West’s continued success in the future,” said Eric Green.
“Eric Green brings a wealth of leadership experience from his time with Sigma-Aldrich, a company which shares West’s customer-centric approach to working with the pharmaceutical industry,” said Dr. Morel. “Eric stood out among a very strong candidate list that was considered. We were particularly impressed with his track record of growing revenue and profit for the business units he has led; the diversity of his experience across different business segments, particularly in emerging markets; and his passion for leading people-all of which have prepared him well to lead West. I expect to be fully engaged in helping Eric acclimate to his new role at West and introducing him to our key stakeholders.”
“West is poised for an exciting future thanks to the work of the current management team under Don Morel’s leadership,” said Patrick J. Zenner, Chairman of the Independent Directors. “Eric Green shares the same vision we have for West and we are confident in his ability to lead the company to realize its potential for future growth in the coming years.”
First Quarter Earnings Announcement Alert
West will release first quarter 2015 financial results before the market opens on Thursday, April 30, 2015, and will follow with a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 27364666.
A live broadcast of the conference call will be available at the Company's web site, www.westpharma.com, in the "Investors" section. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select "Presentations" in the "Investors" section of the Company's website. The presentation will be in "PDF" format and, if needed, the website includes a link to a free download of software that will enable viewing of the PDF presentation.
An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, May 7, 2015, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 27364666.
NOTES TO EDITORS
About Eric Green
Experience:
1993-2015 Sigma-Aldrich Corporation

•	2013-2015: Executive Vice President and President, Research Markets Business Unit

•	2009-2012: Vice President and Managing Director, International

•	2005-2009: Vice President, International Sales and Operations

•	2005: Vice President/Engagement Manager, Corporate Strategic Planning

•	2001-2004: Country Manager, UK and Ireland

•	2000: Vice President, Marketing, Scientific Research Division

•	1997-1999: Country Manager, Canada

•	1993-1997: various commercial and operational roles

Sigma-Aldrich Corporation, a leading life science and technology company focused on human health and safety, manufactures and distributes 250,000 chemicals, biochemicals and other essential products and 46,000 equipment products to more than 1.4 million customers globally in research and applied labs as well as in industrial and commercial markets.  With three distinct business units-Research, Applied and SAFC Commercial-Sigma-Aldrich is committed to enabling science to improve the quality of life.  The company operates in 37 countries, has approximately 9,000 employees worldwide and had sales of $2.79 billion in 2014.

Education:

•	Master of Business Administration: Olin Business School-Washington University,
St Louis, Mo.

•	Bachelor’s degree in chemistry: Bethel University, St. Paul, Minn.

Board Positions:

•	Board of Trustees: St. Louis Children’s Hospital Foundation

•	Board of Directors: World Trade Center, St. Louis

About West

West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2014 sales of $1.42 billion reflect the daily use of approximately 110 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect West's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, except as required by law, West disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, new information or other changes. Known material risks, uncertainties and other factors that can affect future results are discussed or incorporated by reference in periodic reports under the Securities Exchange Act of 1934, as amended, filed by West from time to time with the Securities and Exchange Commission.
1 http://investor.sigmaaldrich.com

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IR Contacts

Michael Anderson
VP and Treasurer, West Pharmaceutical Services
+1-610-594-3345
Michael.Anderson@westpharma.com

Westwicke Partners
John Woolford
+1-443-213-0506
john.woolford@westwicke.com

Media Contact

Emily Denney
Global Communications, West Pharmaceutical Services
+1-610-594-3035
Emily.Denney@westpharma.com